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                                                                     EXHIBIT 5.1

                                August 30, 1995

Lifecore Biomedical, Inc.
3515 Lyman Boulevard
Chaska, MN 55318

Re: Registration Statement on Form S-2
   File No. 33-

Ladies and Gentlemen:

    In connection with the Registration Statement on Form S-2 filed by Lifecore Biomedical, Inc. (the "Company") with the Securities and Exchange Commission on the date hereof relating to a public offering of 2,200,000 shares of Common Stock, $.01 stated value, to be offered by the Company (plus up to an additional 330,000 shares of the Company's Common Stock, $.01 stated value, to be offered if the Underwriters exercise in full their over-allotment option), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

       1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

       2. The shares of Common Stock being offered by the Company, when issued and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                                          Very truly yours,
                                          /s/ LINDQUIST & VENNUM P.L.L.P.